UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-K   [_] Form 20-F   [_] Form 11-K   [_] Form 10-Q
             [_] Form 10-D   [_] Form N-SAR  [_] Form N-CSR

                     For Period Ended: December 31, 2008
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     [_] Transition  Report on Form 10-K [_] Transition  Report on Form 20-F [_]
     Transition Report on Form 11-K [_] Transition Report on Form 10-Q [_] Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________


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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates: ________________________



PART I - REGISTRANT INFORMATION


Utilicraft Aerospace Industries, Inc.
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Full Name of Registrant


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Former Name If Applicable

7339 Paseo Del Volcan
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Address of Principal Executive Office (Street and Number)

Albuquerque, New Mexico  87121
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City, State and Zip Code


PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
[X]  |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR, or Form N-CSR
     |         or portion thereof, will be filed on or before the 15th  calendar
     |         day following the prescribed  due date; or the subject  quarterly
     |         report or transition report on Form 10-Q or subject  distribution
     |         report  on Form  10-D,  or  portion  thereof  will be filed on or
     |         before the fifth  calendar day following the prescribed due date;
     |         and
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR or N-CSR the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company's Annual Report on Form 10-K for the period ended December 31, 2008 cannot be filed within the prescribed time period because the Company requires additional time for compilation and review to insure adequate disclosure of certain information required to be included in the Form 10-K. The Company fully expects to be able to file within the additional time allowed by this report


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      John J. Dupont                               (866)        843-1348
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      (Name)                                    (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

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     If so: attach an explanation of the anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                  Utilicraft Aerospace Industries, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  March 30, 2009                By: /s/ John J. Dupont
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                                        Chief Executive Officer